BJ’S WHOLESALE CLUB , INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN
(“DCP”)

EFFECTIVE JANUARY 1, 2024

PREAMBLE

WHEREAS, BJ’s Wholesale Club , Inc. (“Employer”) desires to provide competitive total compensation to its key employees so the Employer can attract and retain the executive talent necessary to drive the success of the business; and

WHEREAS, the Employee Retirement Income Security Act of 1974 (“ERISA”) requires limits be set on the maximum contributions and benefits, which may be made to or paid from a tax-qualified retirement plan on behalf of or to a participant in such a plan; and

WHEREAS, the Employer has established a qualified retirement plan which includes nondiscrimination and coverage limitations as imposed under §401(k), §401(m) and §410(b) of the Internal Revenue Code as well as maximum benefit limitations imposed by §402(g), §415 and §401(a)(17) of the Internal Revenue Code which may limit the maximum contributions and benefits which may be made to the tax qualified plans on behalf of the key employees of the Employer; and

WHEREAS, the Employer now desires to provide a tax deferred capital accumulation opportunity to a select group of management or highly compensated employees through the deferral of compensation to encourage the employees to maintain a long-term relationship with the Employer and provide flexibility to the employee in his or her financial planning; and

WHEREAS, the Plan is intended to comply with all applicable law, including §409A of the Code and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention.

NOW, THEREFORE, the Employer adopts the BJ’s Wholesale Club , Inc. Non-Qualified Deferred Compensation Plan (“Plan”) effective January 1, 2024 for the purpose of providing deferred compensation to selected key employees.

ARTICLE I. - DEFINITIONS

1.01“Account” means the unfunded liability of the Employer established under the Plan in the name of each Participant which reflects the value of the Participant’s Contribution Sub Accounts.

1.02“Administrator” means the Employer unless another person or entity has been designated pursuant to Section 8.05 to administer the Plan on behalf of the Employer.

1.03“Aggregated Plans” means this Plan and any other like-type plan or arrangement of the Employer in which a Participant participates and as to which the Plan or Applicable Guidance requires the aggregation of all such nonqualified deferred compensation in applying Code §409A.

1.04“Applicable Guidance” means as the context requires Code §§83, 409A, Treas. Reg. §1.83, Treas. Reg. §1.409A-1 through -6, or other written Treasury or IRS guidance regarding or affecting Code §§83 or 409A, including, as applicable, any Code§409A guidance in effect prior to January 1, 2024.

1.05 “Base Salary” means a Participant’s Compensation consisting only of regular cash salary and excluding any other Compensation.

1.06 “Beneficiary” means the person or persons entitled to receive Plan benefits in the event of a Participant’s death.

1.07“Board” means the Board of Directors of BJ’s Wholesale Club , Inc.

1.08“Bonus” means a Participant’s Performance-Based Compensation consisting only of bonus as provided for under the BJ’s Wholesale Club, Inc. Annual Incentive Plan (AIP) and excluding any other Compensation.

1.09“Change in Control” means, a change: (i) in the ownership of the Employer or a Participating Employer; (ii) in the effective control of the Employer or a Participating Employer or (iii) in the ownership of a substantial portion of the assets of the Employer or a Participating Employer, within the meaning of Treas. Reg. §1.409A-3(i)(5) or in Applicable Guidance. An event will constitute a Change in Control with respect to an Employer or Participating Employer only if it relates to the Employer that employs the Participant when the event occurs or an Employer that owns more than 50 percent of the total fair market value and total voting power of the Employer that employs the Participant or any other Employer in the chain of corporations, each of which owns more than 50 percent of the total fair market value and total voting power of the Employer that employs the Participant.

1.10“Change in Participating Employer’s Financial Health” means an adverse change in a Participating Employer’s financial condition as described in Applicable Guidance.

1.11“Code” means the Internal Revenue Code of 1986, as amended.

1.12“Compensation” shall mean Participant’s Compensation as defined under Section 1.05 of the BJ’s Wholesale Club, Inc. 401(k) Savings Plan Adoption Agreement No. 001 for use with the Fidelity Basic Plan Document No. 17.

1.13“Contributions” shall mean “Elective Deferrals, Select Management Employer Contributions, and Employer Discretionary Contributions described in Sections 3.01 through 3.03.

1.14“Contribution Sub Account” shall mean the portion of the Participant’s Account attributable to the Contributions and Earnings thereon described in Section 3.01 through 3.03.

(A)“Elective Deferral Sub Account” means the portion of a Participant’s Account attributable to Elective Deferrals as described in Section 3.01 and Earnings thereon.
(B)“Select Management Employer Contribution Sub Account” means the portion of a Participant’s Account attributable to the Select Management Employer Contributions as described in Section 3.02 and Earnings thereon.
(C)“Employer Discretionary Contribution Sub Account” means the portion of a Participant’s Account attributable to Employer Discretionary Contributions described in Section 3.03 and Earnings thereon.
1.15“Deferred Compensation” means the Participant’s Account attributable to Contributions and includes Earnings on such amounts. “Compensation Deferred” is Compensation that the Participant or the Employer has deferred under this Plan. Compensation is Deferred Compensation if: (i) under the terms of the Plan and the relevant facts and circumstances, the Participant has a Legally Binding Right to Compensation during a Taxable Year that the Participant has not actually or constructively received and included in gross income; and (ii) pursuant to the Plan terms, the Compensation is payable to or on behalf of the Participant in a later Taxable Year. Deferred Compensation includes separation pay paid pursuant to a separation pay plan except as otherwise described in Treas. Reg. §1.409A-1(b)(9). Deferred Compensation excludes certain “short-term deferrals” and all other items described in Treas. Reg. §§1.409A-1(b)(3), (4), (5), (6), (8), (10), (11) and (12) or in other Applicable Guidance.

1.16“Disability” means a condition of a Participant who by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months is (i) unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees. The Employer will determine whether a Participant has incurred a Disability based on its own good faith determination and may require a Participant to submit to reasonable physical and mental examinations for this purpose. A Participant will be deemed to have incurred a Disability if: (i) the Social Security Administration determines that the Participant is totally disabled; or (ii) the applicable insurance company providing disability insurance to the Participant under an Employer sponsored disability program determines that a Participant is disabled under the insurance contract definition of disability, provided such definition complies with the definition in this Section 1.16.

1.17“Earnings” means Trust earnings, gain or loss applicable to a Participant’s Account.

1.18“Effective Date” of the Plan is January 1, 2024.

1.19“Eligible Employee” means an Employee who is among a select group of management or highly compensated employee of the Employer and who satisfies the eligibility requirements described in Section 2.01.

1.20“Employee” means a person providing services to the Employer as a common law employee as described in Treas. Reg. §1.409A-1(f)(1) and who, for any Taxable Year of the Employee, is on the cash receipts and disbursements method of accounting for Federal income tax purposes.

1.21“Employer” means BJ’s Wholesale Club , Inc., the sponsor of the Plan, and includes all persons with whom the Employer would be considered a single Employer under Code §§414(b) or (c).

1.22“Employer Discretionary Contribution” means a discretionary Employer contribution as defined in Section 3.03.

1.23“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.24“Fiscal Year” means the fifty-two (52) or fifty-three (53) week period ending on the Saturday closest to January 31 in each year.

1.25“Legally Binding Right” means, in reference to Compensation, the grant by the Employer to the Participant of a right to Compensation where, after the Participant has performed the services which created the Legally Binding Right, the Compensation is not subject to unilateral reduction or elimination by the Employer or any other person, The Employer, based on the facts and circumstances and in accordance with Treas. Reg. §1.409A-1(b)(1), will determine: (i) whether a Legally Binding Right exists; or (ii) whether a Legally Binding Right does not exist on account of the existence of negative discretion which has substantive significance to reduce or eliminate the Compensation.

1.26 “Participant” means an Employee of the Employer, who meets the eligibility requirements of Section 2.01 and accrues a benefit pursuant to Article III of the Plan.

1.27“Performance Based Compensation” shall mean Compensation (including a Bonus), where the amount of, or the entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months, as determined by the Employer in accordance with Treas. Reg. §1.409A-1(e).

1.28“Plan” means the BJ’s Wholesale Club , Inc. Non-Qualified Deferred Compensation Plan (the “DCP”) which includes this Plan document, the Trust, and all notices, forms, elections and other written documentation to which the Plan refers. For purposes of applying Code §409A requirements, this Plan (i) is both an Elective Deferral Account Balance Plan and an Employer Contribution Account Balance Plan, and (ii) this Plan constitutes a separate plan for each Participant. This Plan does not constitute: (i) a Code §401(a) plan with and exempt trust under Code §501(a); (ii) a Code §403(a) annuity plan; (iii) a Code §403(b) annuity; (iv) a Code §408(k) SEP; (v) a Code §408(p) Simple IRA; (vi) a Code §501(c)(18) trust to which an active participant makes deductible contributions; (vii) a Code §457(b) plan; or (viii) a Code §415(m) plan.

1.29“Plan Year” means the calendar year ending December 31.

1.30“Retirement Age” means the date the Participant attains age 65

1.31“Select Management Employer Contribution” means a discretionary Employer contribution as defined in Section 3.02.

1.32“Separation from Service” means the Employee’s termination of employment with the Employer whether on account of death, retirement, Disability, or otherwise.

(A)Insignificant or Significant Service/Presumptions. The Employer will determine whether an Employee has terminated employment (and incurred a Separation from Service) based on the facts and circumstances as described in Treas. Reg. §1.409A-1(h)(1)(ii). An Employee incurs a Separation from Service if the parties reasonably anticipate, based on the facts and circumstances, the Employee will not perform any additional services after a certain date or that the level of bona fide services (whether performed as an Employee or as a Contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether performed as an Employee or as a Contractor) over the immediately preceding 36-month period (or, if less, the period the employee has rendered service to the Employer) (“average prior service”). An Employee is presumed to have incurred a Separation from Service if the Employee’s service level decreases to 20% or less than the average prior service and an Employee is presumed to not have incurred a Separation from Service if the Employee’s service level continues at a rate which is 50% or more of the average prior service. No presumption applies where the Employee’s service level is more than 20% and less than 50% of the average prior service.

(B)Effect of Leave. An Employee does not incur a Separation from Service if the Employee is on military leave, sick leave, or other bona fide leave of absence if such leave does not exceed a period of 6 months, or if longer, the period for which a statute or contract provides the Employee with the right to reemployment with the Employer. If a Participant’s leave exceeds 6 months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation from Service on the next day following the expiration of 6 months. A leave of absence constitutes a bona fide leave of absence for this Section only if there is a reasonable expectation that the Employee will return to perform services for the Employer. For purposes of determining average prior service under Section 1.32 (A), during a paid leave of absence, which is not a Separation from Service, the Employee is treated as rendering bona fide services at a level that would have been required to earn the amount paid during the leave. If the leave of absence is unpaid, the leave period is disregarded in determining average prior service.

(C)“Employer” for Purposes of Separation Rules. The “Employer” for purposes of applying Section 1.32 (determining Separation from Service under the Plan) means Employer as defined under Section 1.21.

(D)Dual Capacity. If a Participant renders service to the Employer both in the capacity as an Employee and as a contractor (or changes status from Employee to contractor or vice versa), the Participant must incur a Separation from Service in both capacities to constitute a Separation from Service. For this purpose, if a Participant renders service both as an Employee and as a member of the Employer’s board of directors, the director services are disregarded in determining whether the Participant has incurred a Separation from Service as to this Plan provided that the plans are not Aggregated Plans.

(E)Certain Asset Sales. In accordance with and subject to Treas. Reg. §1.409A-1(h)(4), if the Employer sells its assets to an unrelated party purchaser where the Participants otherwise would incur a Separation from Service and where such Participants will provide services to the purchaser after the sale closing, the Employer and the purchaser retain discretion no later than the asset sale closing date to specify in writing whether the Participants will incur a Separation from Service. In making such determination, the Employer and the purchaser must treat all affected Participants consistently.

1.33“Service Year” means a Participant’s Taxable Year in which the Participant performs services which give rise to Compensation.

1.34“Specified Employee” means a Participant who is a key employee as described in Code §416(i), disregarding paragraph (5) thereof. However, a Participant is not a Specified Employee unless any stock of the Employer is publicly traded on an established securities market or otherwise. If a Participant is a key employee at any time during the 12 months ending on December 31 (the “identification date”), the Participant is a Specified Employee for the 12 month period commencing on the April 1 following the identification date. The Employer in determining whether this Section and all related Plan provisions apply will determine whether the Employer has any publicly traded stock as of the date of a Participant’s Separation from Service. In the case of a spin-off or merger, or in the case of a nonresident alien Employee, the Employer will apply the Specified Employee provisions of the Plan in accordance with Treas. Reg. §1.409A-1(i)(6) and other Applicable Guidance.

1.35“Specified Time” means, in reference to a payment of Deferred Compensation, the Employer, at the time of the deferral of the Compensation can objectively determine: (i) the amount payable; and (ii) the payment date or dates. An amount is objectively determinable if the deferral election specifically identifies the amount or if the Employer can determine the amount at the time it is due pursuant to an objective, nondiscretionary formula specified at the time of deferral.

1.36“Substantial Risk of Forfeiture” means Compensation which is payable conditioned: (i) on the performance of substantial future services by any person including the Participant; or (ii) on the occurrence of a condition related to a purpose of the Compensation, and where under clause (i) or (ii) the possibility of forfeiture is substantial in accordance with Treas. Reg. §1.409A-1-(d)(1).

1.37“Taxable Year” means the twelve (12) consecutive month period ending December 31.

1.38“Trust” means any trust established by Employer as described in Section 6.02 of the Plan.

1.39“Valuation Date” means the last day of each Taxable Year and such other dates as the Employer may determine.

1.40“Vested” means Deferred Compensation not subject to a Substantial Risk of Forfeiture or to a requirement to perform further services for the Employer.

ARTICLE II. - ELIGIBILITY

2.01    Participant Designation. An Employee shall be eligible to participate in this Plan if the Employee is in a Director level position or higher or appointed by the Employer and approved by the Board to participate in the Plan. In no event shall any individual who is not within the designated group and who would not be considered to be in a select group of management or highly compensated employees be eligible to participate in this Plan. No distribution shall be made to an Employee who ceases to meet the eligibility conditions of this Plan until such time as the distribution would be made pursuant to Article V.

2.02    Time of Participation. The Eligible Employee will become a Participant in the Plan effective with the first day of the Plan Year coinciding with or immediately following satisfaction of the eligibility requirements set forth in Section 2.01.

ARTICLE III. - CONTRIBUTIONS AND BENEFITS

3.01    Elective Deferrals.

(A)Limitations. Each Participant may elect to defer up to fifty percent (50%) of his or her Base Salary and up to one hundred percent (100%) of his or her Bonus for a Taxable Year.

(B)Election Form and Timing. Each participant must make his or her Elective Deferral election on an election form the Employer provides for that purpose. The election form may be completed by paper, electronic or telephonic means no later than the latest of the applicable times specified below in this Section 3.01(B).

(1)General Timing Rule. Except as otherwise provided in this Section 3.01, a Participant must deliver his or her election to the Administrator no later than the end of the Taxable Year prior to the Service Year.

(2)Performance Based Compensation Exception. With respect to any Bonus made through the BJ’s Wholesale Annual Incentive Plan (AIP), the Employer may, but is not required to, permit a Participant to deliver his or her election to the Administrator no later than six (6) months before the end of the performance period for which such bonus relates provided that (i) the bonus meets the requirements of Performance Based Compensation in accordance with Treas. Reg. §1.409A-1(e); (ii) the Participant continuously performs services from a date no later than the date the Employer establishes the performance criteria and at least through the date of the Participant’s election; and (iii) the Participant does not make an election after the Compensation has become substantially certain to be paid and is readily ascertainable.

(3)New Participant. If an Employee satisfies the eligibility requirements of Section 2.01 on a date which is not the first day of a Taxable Year, the Participant’s Elective and/or Bonus Deferral election shall be effective no earlier than the first day of the Taxable Year immediately following the date such Participant becomes eligible to participate under Section 2.01

(C)Election Changes/ Irrevocability. A Participant’s election made prior to the Section 3.01 deadline becomes irrevocable as to a Taxable Year following the last day on which a Participant may make an election under Section 3.01 for such Taxable Year. A Participant may make any number of changes to his/her Elective Deferral election during the period prior to the election becoming irrevocable.

(D)Election Duration/Cancellation. A Participant’s Elective Deferral election shall remain in effect only for the duration of the Taxable Year for which the Participant makes the election. A Participant, subject to Plan requirements regarding election timing, may make a new election, or may revoke or modify an existing election effective no earlier than the next Taxable Year.

3.02    Select Management Employer Contributions.

    (A)    Each Participant who is a Senior Vice President level or higher shall be eligible to receive a discretionary contribution during the Plan Year equal to a percentage of the Participant’s Base Salary grossed up for taxes as determined by the Employer in their sole discretion. The percentage and tax rate used for purposes of the gross up shall be determined by the Employer in its complete and sole discretion and need not be the same for any two Participants.

    (B)    Timing. The Employer shall designate the Taxable Year for which the Select Management Employer Discretionary Contribution was earned and shall credit the Select Management Employer Contribution, if any, to the Participant’s Select Management Employer Contribution Sub Account no later than the last day of the Taxable Year during which the Deferred Compensation was earned.

3.03    Employer Discretionary Contributions.

    (A)    In addition to the Elective Deferrals provided under Section 3.01 and the Employer Retirement Contributions under Section 3.02, the Employer may, in its sole discretion, credit a Participant with additional discretionary Deferred Compensation. The amount, and frequency, of such Deferred Compensation shall be determined by the Employer in its complete and sole discretion and need not be the same for any two Participants.

    (B)    Timing. The Employer shall designate the Taxable Year for which the Discretionary Contribution was earned and shall credit the Employer Discretionary Contribution, if any, to the Participant’s Employer Discretionary Contributions Sub Account no later than the last day of the Taxable Year during which the Deferred Compensation was earned.

ARTICLE IV. - VESTING

    4.01    Elective Deferral Sub Account. A Participant’s Elective Deferral Sub-Account shall always be 100% Vested and nonforfeitable.

    4.02    Select Management Employer Contribution Sub Account. A Participant’s Select Management Employer Contribution Sub Account shall become 100% Vested and nonforfeitable upon the earlier of Participant’s death, Disability, attainment of Retirement Age, a Change in Control of the Employer, or the third anniversary of the Participant’s date of hire with the Employer.

    4.03    Employer Discretionary Contribution Sub Account. A Participant’s Employer Discretionary Contributions Sub Account shall become 100% Vested and nonforfeitable upon successful completion of the conditions, if any, established by the Employer, in accordance with Section 3.03 when crediting additional discretionary Deferred Compensation to a Participant.

    4.04    Acceleration of Vesting. Notwithstanding Sections 4.01 through 4.03, the Employer may, in its complete and sole discretion, accelerate Vesting of a Participant’s Account based on criteria satisfactory to the Employer.

    4.05    Forfeiture. A Participant will forfeit any non-Vested portion of a Participant’s Account upon the earlier of Separation from Service or when the condition constituting a Substantial Risk of Forfeiture can no longer be satisfied, such as its expiration date. All forfeitures shall be used to reduce Employer Contributions or shall be used to pay reasonable administrative expenses of the Plan.

ARTICLE V. - BENEFIT PAYMENTS

5.01    Payment Events. The benefits under this Plan (the Participant’s Account) will be paid to the Participant, or in the event of death, to the Participant’s Beneficiary, following the earliest of the Participant’s Separation from Service, death, Disability, or the Specified Time elected by the Participant in accordance with this Article V and the provisions established by the Administrator. A Participant shall make a separate payment election for each Taxable Year of deferral. Payment will commence at the time elected and, in the form, elected by the Participant under Section 5.02 or as provided for under the terms of the Plan under Sections 5.03 through 5.09.

        (A)    Payment to Specified Employees. Notwithstanding anything to the contrary in the Plan or any Employer or Employee payment election, if the payment event is Separation from Service, the Plan may not make payment of any Account to a Participant who, on the date of Separation from Service, is a Specified Employee, earlier than 6 months following Separation from Service (or if earlier, upon the Specified Employee’s death), except as permitted under this Section 5.01(A). The Employer, operationally and without any direct or indirect Participant election, will elect whether any payments that otherwise would be payable to the Specified Employee during the foregoing 6 month period: (i) will be accumulated and payment delayed until the first day of the month that is after the 6 month period; or (ii) will be delayed by 6 months as to each installment otherwise payable during the 6 month period. This Section 5.01(A) does not apply to payments made on account of a domestic relations order, payments made because of a conflict of interest, or payment of employment taxes, all as described in Treas. Reg. 1.409A-3(i)(2)(i). Section 5.01(A) also does not apply to any reimbursement or in-kind benefit which is Separation Pay as defined under Applicable Guidance, but which is not Deferred Compensation under Section 1.15.

5.02    Payment upon Separation from Service.

        (A)     Initial Payment Election. At the time of initial enrollment into the Plan, and each Taxable Year thereafter, a Participant shall make an irrevocable election on the form provided by the Administrator no later than the time specified by the Employer under Section 3.03. The election shall specify the time of payment in the event of the Participant’s Separation From Service, a Specified Time prior to Separation from Service, death, or Disability. The Participant’s election may provide for a different form of payment for Separation from Service for each Participant’s Contribution Sub-Account for each Taxable Year of deferral. Optional forms of payment permitted are as follows.

            (1)    Lump Sum.    The Participant may elect to receive payment of his/her Vested Taxable Year Contribution Sub-Account in a lump sum payment commencing on the first day of the 7th month following Separation from Service, or

        (2)    Installments.    The Participant may elect to receive payment of his/her Vested Taxable Year Contribution Sub-Account in substantially equal annual installments over a period of time not to exceed ten (10) years.

(a)The first installment shall commence on the first day of the 7th month following Separation from Service. The amount shall be calculated by multiplying the Participant’s Vested Taxable Year Contribution Sub-Account on the Valuation Date immediately preceding the payment date by a fraction of which the numerator is one and the denominator is the total number of years elected by the Participant.

(b)Following the initial installment payment, subsequent installment payments shall be made on the anniversary date of the initial installment payment and shall be calculated by multiplying the Participant’s Vested Taxable Year Contribution Sub-Account balance on the Valuation Date immediately preceding the payment date by a fraction of which the numerator is one and the denominator is the whole number less than the denominator of the fraction used in calculating the immediately preceding annual installment payment until one hundred percent (100%) of the value has been distributed to the Participant.

(c)Until the Plan pays the entire value of the Participant’s Vested Taxable Year Contribution Sub-Account, the Plan will continue to credit the Participant’s Vested Taxable Year Contribution Sub-Account with Earnings, in accordance with Section 6.03.

(d)Regardless of the period elected for installment payments, if the value of the first annual installment is less than one thousand dollars ($1,000.00), the Plan will pay the affected Participant’s Vested Taxable Year Contribution Sub-Account in a single lump sum in accordance with Sections 5.02(A)(1) and 5.04 of the Plan, as applicable.

(e)If a Participant dies after benefits have commenced, the remaining unpaid scheduled payments, if any, shall be paid to the Participants Beneficiary in a single lump sum cash payment no later than 90 days following the Participant’s death.

        (C)    Change Payment Election. The Participant may make a change payment election under this Section 5.02(C). A change payment election may delay payment and/or may change the form of payment, provided the change does not result in an impermissible acceleration under Applicable Regulations. A Participant must make any change payment election on a form the Employer provides for such purpose.

(1)Election Timing/Deferral of Payment. Any change payment election: (i) may not take effect until twelve (12) months following the date the change payment election is made; (ii) if the change payment election relates to a payment based on Separation from Service the change payment election must result in payment being made not earlier than five (5) years following the date upon which the payment otherwise would have been made (or, in the case of installment payments treated as a single payment, five (5) years from the date the first amount was scheduled to be paid).

(2)Installments. For purposes of applying the change payment election provisions under Section 5.02(C), the Plan will treat a series of installment payments as a single payment.

    5.03    Death, Disability, or Specified Time. In the event of a Participant’s death, Disability, or Specified Time election, a Participant’s Account shall be paid to the Participant, or in the event of death, to the Participant’s Beneficiary, in a single lump sum cash payment no later than (90 days following the event giving rise to the payment.

    5.04    Time, Form and Medium Default. If the Participant fails to make a valid payment election for any Taxable Year, or if the Employer rejects the Participant’s election and the Participant does not make a new timely election the Employer accepts, the Plan will pay the affected Participant’s Account attributable to the non-election under this default provision in a single lump sum payment in accordance with Sections 5.02(1) and 5.03, as applicable.

5.05    Domestic Relations Order. The Plan may accelerate payment to an individual other than the Participant to comply with a domestic relations order as provided in Treas. Reg. §1.409A-3(j)(4)(ii). A domestic relations order is a judgment, decree, order, or judicial approval of a property settlement agreement which relates to child support, alimony, or marital property rights of a spouse, former spouse, child, or other dependent of the Participant and is made under state domestic relations law. The Plan will make payment to the alternate payee as soon as administratively feasible as specified in the domestic relations order. In the event the domestic relations order does not specify a time and form of payment, the Plan will make payment to the alternate payee in a single lump sum cash payment within 90 days following the Employer’s acceptance and approval of the domestic relations order.

5.06    No Acceleration.

        (A)    General Rule. No person may accelerate the time or schedule of any Plan payment or amount scheduled to be paid under the Plan. For this purpose, the payment of an amount substituted for the Deferred Compensation is a payment of the Deferred Compensation, as provided in Treas. Reg. §1.409A-3(f).

        (B)    Not an Acceleration. Certain actions as described in Treas. Reg. §§1.409A-3(j)(1), (2), (3), (5) and (6) are not an acceleration including: (i) certain payments made as a result of an intervening payment event and made in accordance with Plan provisions or pursuant to an initial payment election; (ii) the Employer’s waiver or acceleration of the satisfaction of any condition constituting a Substantial Risk of Forfeiture provided that payment is made only upon a permissible payment event; (iii) an election to change Beneficiaries (including before the commencement of a life annuity) if the time and form of payment does not change (except where under a life annuity a change in time of payments results solely from the different life expectancy of the new Beneficiary); (iv) a decrease in the Compensation Deferred under the Plan as a result of certain linkage to qualified plans or broad-based foreign plans or certain other actions or inactions, including related to wraparound elections; or (v) a change to a cafeteria plan election (under Code §125(d)) resulting in a change in the Compensation Deferred under this Plan.

        (C)     Permissible Accelerations/ Including Cash-Out. Notwithstanding Section 5.06(A), the Employer in its sole discretion and without any Participant discretion or election, operationally may elect accelerations of the time or schedule of payment from the Plan in any or all of the circumstances described in Treas. Reg. §§1.409A-3(j)(4)(ii) through (xiv). Such circumstances include, but are not limited to, the mandatory lump-sum payment of the Participant’s entire Vested Account at any time provided that the Employer evidences its discretion to make such payment in writing no later than the date of payment, the payment results in the termination and liquidation of the Participant’s interest under the Plan and under all Aggregated Plans, and the payment amount does not exceed the applicable dollar amount under Code §402(g)(1)(B). The Employer in applying this Section 5.06(C) must treat all similarly situated service providers on a reasonably equivalent basis. See Section 7.02 as to Plan termination which also results in a permissible acceleration.

5.07    Withholding. The Employer will withhold from any payment made under the Plan and from any amount taxable under Code §409A, all applicable taxes, and any and all other amounts required to be withheld under Applicable Guidance.

    The benefits that accrue under the Plan are subject to FICA taxes (which includes the Old-Age, Survivors and Disability Insurance tax and/or Medicare tax, as the case may be) which may become due before the benefits are actually paid as provided under Section 3121(v)(2) of the Code and related IRS regulations.

    To ensure proper compliance with these regulations, the Employer will calculate the amount of FICA tax when it becomes due and will deduct the Participant’s share of the FICA tax on amounts credited to the Participant’s Account from other taxable compensation payable to the Participant by the Employer. If the Participant has insufficient other taxable compensation from the Employer from which to deduct such tax, then the Employer will remit the remaining portion of the Participant’s share of the tax to the IRS and arrange for the collection of that amount from the Participant. The Participant will be solely liable for his or her share of FICA taxes on benefits accrued under the Plan.

5.08    Beneficiary Designation. A Participant may designate a Beneficiary (including one or more primary and contingent Beneficiaries) to receive payment of any Vested Account remaining in the Participant’s Account at death. The Employer will provide each Participant with a form for this purpose and no designation will be effective unless made on that form and delivered to the Employer. A Participant may modify or revoke an existing designation of Beneficiary by executing and delivering a new designation to the Employer. In the absence of a properly designated Beneficiary, the Employer will pay a deceased Participant’s Vested Account to the Participant’s surviving spouse and if none, to the Participant’s then living lineal descendants, by right of representation, and if none, to the Participant’s estate. If a Beneficiary is a minor or otherwise is a person whom the Employer reasonably determines to be legally incompetent, the Employer may cause the Plan or Trust to pay the Participant’s Vested Account to a guardian, trustee or other proper legal representative of the Beneficiary. The Plan’s or Trust’s payment of the deceased Participant’s Vested Account to the Beneficiary or proper legal representative of the Beneficiary completely discharges the Employer, the Plan and Trust of all further obligations under the Plan with respect to that payment.

5.09    Payments Treated as Made on Payment Date.

        (A)    Certain Late Payments. The Plan’s payment of Deferred Compensation is deemed made on the Plan required payment date or payment election required payment date even if the Plan makes payment after such date, provided the payment is made by the latest of: (i) the end of the Taxable Year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date provided that the Participant is not able, directly or indirectly, to designate the Taxable Year of payment; (iii) in case the Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Participant’s control (or the control of the Participant’s Beneficiary), in the first Taxable Year of the Participant in which payment is practicable; (iv) in case the making of the payment on the Specified Time would jeopardize the Employer’s ability to continue as a going concern, in the first Taxable Year of the Participant in which the payment would not have such effect. The Employer may cause the Plan or Trust to pay a Participant’s Vested Account on any date which satisfies this Section and that is administratively practicable following any Plan specified payment date or the date specified in any valid payment election.

        (B)    Disputed Payments. In the event of a dispute between the Employer and a Participant as to whether Deferred Compensation is payable to the Participant or as to the amount thereof, or any other failure to pay, payment is treated as paid on the designated payment date if such payment is made in accordance with Treas. Reg. §1.409A-3(g).

        (C)    Early Payments. The Employer also may cause the Plan or trustee to pay on a date no earlier than 30 days before the specified payment date provided the Participant is not able, directly or indirectly, to designate the Taxable Year of the payment. Such “early” payments are not accelerated payments under Article V.

ARTICLE VI. - TRUST AND PLAN EARNINGS

6.01    Unfunded Plan/Trust. Employer intends this Plan to be an unfunded plan that is wholly or partially exempt under ERISA. No Participant, Beneficiary or successor thereto has any legal or equitable right, interest or claim to any property or assets of the Employer, including assets under the Plan except as the Plan otherwise permits. The Employer’s obligation to pay Plan benefits is an unsecured promise to pay. Any assets held in the Plan remain subject to claims of the Employer’s general creditors and no Participant’s or Beneficiary’s claim to Plan assets has any priority over any general unsecured creditor of the Employer.

6.02    Rabbi Trust. Employer may establish a trust in respect of its obligations under this Plan. The Employer may, and at any time, subject to the limitations of Section 6.04, make deposits of cash or other property in trust for the purpose of providing a source of funds to meet the liabilities of the Plan. The trustee will pay Plan benefits in accordance with the Plan terms or upon the Employer’s direction consistent with Plan terms.

6.03    Earnings. The Trust earnings provisions apply to all Plan contributions and constitute Earnings for purposes of the Plan. Each Participant will have the right to direct the investment of the portion of the Trust that is attributable to the Plan’s obligation to that Participant. The Participant may only select investments designated by the Trustee. Investment elections made or to be made by the Participant will be subject to administrative rules and procedures established by the Administrator. If the Participant does not direct the investment of his or her Account, the Participant's Account shall be treated as invested and reinvested in a default investment category subject to the administrative rules and procedures established by the Administrator until such time as a valid investment election is filed by the Participant. Earnings shall begin to accrue on any addition from the later of the date the addition is credited to the Participant's Account, or the date funds are transferred to the related Trust for investment. The Earnings rate to be used during any quarter shall be the actual Earnings during the period on the funds invested by the Employer on assets set aside for the purpose of paying benefits provided hereunder. In the event a Participant Separates from Service or otherwise becomes entitled to a distribution, the Participant's Account shall be credited with Earnings for any portion of the year up to the Valuation Date used to determine the amount to distribute to the Participant (or Beneficiary). The Valuation Date shall be reasonably close in time to when the distribution is made in order to minimize lost Earnings to the Participant due to being un-invested. However, the Plan, the Administrator, and the Employer shall not be under any obligation to compensate the Participant for any potential earnings for the period after the Valuation Date and before the distribution is received by the Participant.

6.04    Restriction on Trust Assets. The Trust and the Trust assets must be and must remain located within the United States, except with respect to a Participant who performs outside the United States substantially all services giving rise to the Deferred Compensation. The Trust may not contain any provision limiting the Trust assets to the payment of Plan benefits upon a Change in the Employer’s Financial Health, even if the assets remain subject to claims of the Employer’s general creditors. For this purpose, the Employer, upon a Change in the Employer’s Financial Health, may not transfer Deferred Compensation to the Trust. The Employer (and any member of a controlled group which includes the Employer) during the “restricted period”, as defined in Code §409(b)(3)(B), also may not transfer Deferred Compensation to the Trust and the Trust may not be restricted to payment of Plan benefits, to the extent that such transfer or restriction would violate the at-risk limitation of Code §409A(b)(3). Any Trust the Employer establishes under this Plan shall be further subject to Applicable Guidance, compliance with which is necessary to avoid the transfer of assets to the Trust being treated as a transfer of property under Code § 83.

6.05    Change in Control. Subject to Section 6.04, in the event of a Change in Control, the Employer, shall be required to make additional contributions, if any, to the Trust within 10 days of the date of the Change in Control and annually thereafter within 90 days after the end of each Plan Year, such that the fair value of the assets in the Trust are sufficient to fund the value of all benefits related to the Accounts of Participants employed by the Employer at the date of

Change in Control and thereafter at the end of the Plan Year. Any assets set aside in the Trust shall not be deemed to be the property of the Participant and shall be subject to claims of the creditors of the Employer. No Participant or Beneficiary shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Employer from which any payment under the Plan may be made.

ARTICLE VII. - AMENDMENT AND TERMINATION

7.01    Amendment. Employer reserves the right to amend the Plan at any time to comply with Code §409A, Treas. Reg. §1.409A and other Applicable Guidance or for any other purpose, provided that such amendment will not (i) result in taxation to any Participant under Code §409A, and (ii) will not, without the consent of the Participant, affect such Participant’s rights with respect to Deferred Compensation previously Vested by him. Except as the Plan and Applicable Guidance otherwise may require, the Employer may make any such amendments effective immediately.

7.02    Termination. Employer may terminate, but is not required to terminate, the Plan and distribute benefits under the following circumstances:

    (A)    Dissolution/Bankruptcy. Employer may terminate and liquidate the Plan within 12 months following a dissolution of a corporate Employer taxable under Code §331 or with approval of a Bankruptcy court under 11 U.S.C. §503(b)(1)(A), provided that the balance is paid to the Participants and is included in the Participants’ gross income in the latest Taxable Year: (i) in which the Plan termination and liquidation occurs; (ii) in which the amounts no longer are subject to a Substantial Risk of Forfeiture within the meaning specified in Treas. Reg. §1.409A-1(d)(3) and Applicable Guidance; or (iii) in which the payment is administratively practicable.

    (B)    Change in Control. Employer may terminate and liquidate the Plan by irrevocable action taken within the thirty (30) days preceding or the twelve (12) months following a Change in Control provided the Employer distributes all Plan account balances (and must distribute the accounts under any Aggregated Plans which the Employer also must terminate and liquidate as to each Participant who has experienced the Change in Control) within twelve (12) months following Employer’s irrevocable action to terminate and liquidate the Plan.

    (C)    Other. Employer may terminate the Plan for any other reason in Employer’s discretion provided that: (i) the termination and liquidation does not occur proximate to a downturn in Employer’s financial health; (ii) Employer also terminates all Aggregated Plans in which any Participant also is a participant; (iii) the Plan makes no payments in the twelve (12) months following the date of the Employer’s irrevocable action to terminate and liquidate the Plan other than payments the Plan would have made irrespective of Plan termination; (iv) the Plan makes all payments within twenty-four (24) months following the date of Employer’s irrevocable action to terminate and liquidate the Plan; and (v) Employer within three (3) years following the date of Employer’s irrevocable action to terminate and liquidate the Plan does not adopt a new plan covering any Participant that would be an Aggregated Plan.

    (D)    Applicable Guidance. Employer may terminate the Plan under such other circumstances as Applicable Guidance may permit.

7.03    Cessation of Future Awards. Employer may elect at any time to amend the Plan to cease future Elective Deferrals, and or Employer Retirement Contributions, and or Employer Discretionary Contributions under Article III as of a specified date. In such event, the Plan remains in effect (except those provisions permitting the frozen award type) until all balances are paid in accordance with the Plan terms, or, if earlier, upon the Employer’s termination of the Plan.

ARTICLE VIII. - GENERAL PROVISIONS

8.01    No Assignment. No Participant or Beneficiary has the right to anticipate, alienate, assign, pledge, encumber, sell, transfer, mortgage or otherwise in any manner convey in advance of actual receipt, the Participant’s Account. Prior to actual payment, a Participant’s Account is not subject to the debts, judgments or other obligations of the Participant or Beneficiary and is not subject to attachment, seizure, garnishment or other process applicable to the Participant or Beneficiary.

8.02    Not an Employment Contract. This Plan is not a contract for employment between the Employer and any Employee who is a Participant. This Plan does not entitle any Participant to continued employment with the Employer, and benefits under the Plan are limited to payment of a Participant’s benefit in accordance with the terms of the Plan.

8.03    Fair Construction. The Employer, Participants and Beneficiaries intend that this Plan in form and in operation comply with Code 409A, the regulations thereunder, and all other present and future Applicable Guidance. The Employer and any other party with authority to interpret or administer the Plan will interpret the Plan terms in a manner which is consistent with Applicable Law. However, as required under Treas. Reg. §1.409A-1(c)(1), the “interpretation” of the Plan does not permit the deletion of material terms which are expressly contrary to Code §409A and the regulations thereunder and also does not permit the addition of missing terms necessary to comply therewith. Such deletions or additions may be accomplished only by means of a Plan amendment under Section 7.01. Any Participant, Beneficiary or Employer permitted Elective Deferral election, initial payment election, change payment election or any other Plan permitted election, notice or designation which is not compliant with Applicable Law is not an “election” or other action under the Plan and has no effect whatsoever. In the event that a Participant, Beneficiary or the Employer fail to make an election or fail to make a compliant election, the Employer will apply the Plan’s default terms under Section 5.04.

8.04    Notice and Elections. Any notice given or election made under the Plan must be in writing and must be delivered or mailed by certified mail, to the Employer or to the Participant or Beneficiary as appropriate. Employer will prescribe the form of any Plan notice or election to be given to or made by Participants. Any notice or election will be deemed given or made as of the date of delivery, or if given or made by certified mail, as of three (3) business days after mailing.

8.05    Administration. Employer will administer and interpret the Plan, including making a determination of the benefit due any Participant or Beneficiary under the Plan. As a condition of receiving any Plan benefit to which a Participant or Beneficiary otherwise may be entitled, a Participant or Beneficiary will provide such information and will perform such other acts as Employer reasonably may request. Employer may retain agents to assist in the administration of the Plan and may delegate to agents such duties as it sees fit. The decision of Employer or its designee concerning the administration of the Plan is final and is binding upon all persons having any interest in the Plan. The Employer will indemnify, defend and hold harmless the Board and any Employee designated by the Board to assist in the administration of the Plan from any and all loss, damage, claims, expense or liability with respect to this Plan (collectively, “claims”) except claims arising from the intentional acts or gross negligence of the Employee.

8.06    Accounting. The Employer will maintain for each Participant as is necessary for proper administration of the Plan, an Elective Deferral Sub Account, an Employer Retirement Contribution Sub Account, and an Employer Discretionary Contributions Sub Account, as applicable.

8.07    Account Statements. The Employer from time to time will provide each Participant with a statement of the Participant’s Account as of the most recent Valuation Date. The Employer also will provide Account statements to any Beneficiary of a deceased Participant with a benefit remaining in the Plan.

8.08    Costs and Expenses. Investment charges which will be borne by the Account to which they pertain. The Employer will pay the other costs, expenses and fees associated with the operation of the Plan, excluding those incurred by Participants or Beneficiaries. The Employer will pay costs, expenses or fees charged by or incurred by the trustee only as provided in the Trust or other agreement between the Employer and the trustee.

8.09    Reporting. The Employer will report Deferred Compensation for Employee Participants on Form W-2 in accordance with Applicable Guidance.

8.10    ERISA Claims Procedure. This Plan is established as a “top-hat plan” within the meaning of DOL Reg. §2520.104-23, and the following claims procedure under DOL Reg. §2560.503-1 applies. For purposes of the Plan’s claims procedure under this Section 8.10, the “Plan Administrator” means Employer. A Participant or Beneficiary may file with the Plan Administrator a written claim for benefits, if the Participant or Beneficiary disputes the Plan Administrator’s determination regarding the Participant’s or Beneficiary’s Plan benefit. However, the Plan Administrator will cause the Plan to pay only such benefits as the Plan Administrator in its absolute discretion determines a Participant or Beneficiary is entitled to receive. The Plan Administrator under this Section 8.10 will provide a separate written document to affected Participants and Beneficiaries which explains the Plan’s claims procedure and which by this reference is incorporated into the Plan. If the Plan Administrator makes a final written determination denying a Participant’s or Beneficiary’s claim, the Participant or Beneficiary must file an action with respect to the denied claim within 180 days following the date of the Plan Administrator’s final determination.

8.11    Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the Commonwealth of Massachusetts.

8.12    Gender and Number. Where the context permits, words denoting the masculine gender shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

8.13    Statutory References. All references to the Code and ERISA include reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

8.14    Headings. Section headings and titles are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

8.15    Action by the Employer. Any action to be performed by Employer under the Plan shall be by resolution of its Board, by a duly authorized committee of its Board, or by a person or persons authorized by resolution of such committee.

IN WITNESS WHEREOF, BJ’s Wholesale Club , Inc. has executed this Plan this ______ day of _____________________, 2023.

            BJ’S WHOLESALE CLUB , INC.
            A DELAWARE CORPORATION

        By:
Witness